NEWS RELEASE
FOR IMMEDIATE RELEASE

RUBY TUESDAY APPOINTS RHONDA PARISH AS CHIEF LEGAL OFFICER

MARYVILLE, Tenn.--(BUSINESS WIRE)--March 10, 2015-- Ruby Tuesday, Inc. (NYSE: RT) today announced the appointment of Rhonda Parish as Chief Legal Officer, effective March 16, 2015.  Ms. Parish is a seasoned restaurant executive with over thirty years of experience in retail and restaurant industries.  Ms. Parish most recently served as the Chief Legal Officer of Einstein Noah Restaurant Group in Lakewood, CO, and was previously the Chief Legal Officer of Denny’s Corporation (and its predecessor companies) in Spartanburg, SC.  Ms. Parish also held a number of executive positions, including Assistant General Counsel at Wal-Mart Stores, Inc. in Bentonville, AR.

Ms. Parish currently serves on the Board of Directors of the Center for Legal Inclusiveness, a 501(c)(3) dedicated to advancing diversity in the legal profession by actively educating and supporting private and public sector legal organizations in their own individual campaigns to create cultures of inclusion.  Ms. Parish has served as a member on the United States Chamber of Commerce Board of Directors, and on the board of directors of both the Charles Lea Center and the Charles Lea Center Foundation in Spartanburg, SC.  Ms. Parish earned a B.S. degree in Political Science from the University of Central Arkansas and her J.D. degree from the University of Arkansas School of Law.

JJ Buettgen, Chairman, President and Chief Executive Officer stated, “I am thrilled to welcome Rhonda to the Ruby Tuesday family, and to have Rhonda as a key thought partner and member of our Executive Team.  Rhonda brings a wealth of executive experience in the restaurant and retail industries, which will strengthen our team and company.”

Rhonda Parish stated, “I am excited to join the Ruby Tuesday team, to help guide the Company’s continued transformation efforts, and to lead its regulatory and legal requirements. I am very excited about our future at Ruby Tuesday.”

Ruby Tuesday, Inc.
News Release
March 10, 2015
Page - 2-

ABOUT RUBY TUESDAY

Ruby Tuesday, Inc. has 744 Company-owned and/or franchise Ruby Tuesday brand restaurants in 44 states, 13 foreign countries, and Guam, in addition to 28 Company-owned and/or franchise Lime Fresh brand restaurants in six states and the District of Columbia.  As of December 2, 2014, we owned and operated 663 Ruby Tuesday restaurants and franchised 81 Ruby Tuesday restaurants, comprised of 30 domestic and 51 international restaurants.  We also owned and operated 20 Lime Fresh restaurants and franchised eight Lime Fresh restaurants.  Our Company-owned and operated restaurants are concentrated primarily in the Southeast, Northeast, Mid-Atlantic, and Midwest of the United States, which we consider to be our core markets.

Source: Ruby Tuesday, Inc.

(Corporate) Jill Golder 865-379-5700; (Analysts) Dominique Piccolo 865-379-5725

Special Note Regarding Forward-Looking Information

This press release contains various forward-looking statements, which represent our expectations or beliefs concerning future events, including one or more of the following:  future financial performance (including our estimates of growth in same-restaurant sales, average sales per restaurant, operating margins, expenses and other items), future capital expenditures, the effect of strategic initiatives (including statements relating to cost savings initiatives and the benefits of our television marketing), the opening or closing of restaurants by us or our franchisees, sales of our real estate or purchases of new real estate, future borrowings and repayments of debt, availability of financing on terms attractive to the Company, compliance with financial covenants in our debt instruments, payment of dividends, stock and bond repurchases, restaurant acquisitions, and changes in senior management and in the Board of Directors.  We caution the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause our actual results to differ materially from those included in the forward-looking statements, including, without limitation, the following: general economic conditions; changes in promotional, couponing and advertising strategies; changes in our customers’ disposable income; consumer spending trends and habits; increased competition in the restaurant market; governmental laws and regulations, including those affecting labor and employee benefit costs, such as further potential increases in state and federally mandated minimum wages, and healthcare reform; the impact of pending litigation; customers’ acceptance of changes in menu items; changes in the availability and cost of capital; potential limitations imposed by debt covenants under our debt instruments; weather conditions in the regions in which Company-owned and franchised restaurants are operated; costs and availability of food and beverage inventory, including supply and delivery shortages or interruptions; significant fluctuations in energy prices; security breaches of our customers’ or employees’ confidential information or personal data or the failure of our information technology and computer systems; our ability to attract and retain qualified managers, franchisees and team members; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either one of our restaurant concepts or other competing restaurant concepts; effects of actual or threatened future terrorist attacks in the United States; and other risk factors discussed in our Annual Report on Form 10-K for the year ended June 3, 2014 in Part I. Item 1A. Risk Factors.